Exhibit 4.3(c)

RIGHTS AGREEMENT

AMENDMENT NO. 2

This Amendment No. 2, dated as of October 9, 2003 (this “Amendment No. 2”), amends the Rights Agreement, dated as of May 29, 1998, as amended by Amendment No. 1 thereto, dated as of June 27, 2000 (the “Rights Agreement”), between CSX Corporation, a Virginia corporation (the “Company”), and Harris Trust and Savings Bank (the “Rights Agent”), at the direction of the Company.

WHEREAS, the Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a “Right”) for each Common Share of the Company outstanding on June 8, 1998, each Right representing the right to purchase one one-hundredth of a Preferred Share, upon the terms and subject to the conditions set forth in the Rights Agreement, as amended hereby, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to effect certain amendments to the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Rights to make any provisions with respect to the Rights that the Company deems necessary or desirable; and

WHEREAS, the Board of Directors of the Company approved Amendment No. 2 on October 8, 2003; and

WHEREAS, the Company wishes to amend the Rights Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties thereto agree that the Rights Agreement is amended as follows:

1. Amendment

(a) All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b) Section 7(a) is hereby amended by changing the reference to “June 8, 2008” to “October 10, 2003.”

(c) Exhibit A to the Rights Agreement is hereby amended by changing all references to “June 8, 2008” to “October 10, 2003.”

(d) The last sentence of the first paragraph of Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows:

“The description and terms of the Rights are set forth in a Rights Agreement, dated as of May 29, 1998, as amended by Amendment No. 1 to the Rights Agreement, dated as of June 27, 2000, and Amendment No. 2 to the Rights Agreement, dated as of October 9, 2003, collectively referred to as the ‘Rights Agreement,’ between the Company and Harris Trust and Savings Bank as Rights Agent, referred to as the ‘Rights Agent.’”

(e) The fourth paragraph of Exhibit B to the Rights Agreement is hereby amended by changing the reference to “June 8, 2008” to “October 10, 2003.”

(f) The last paragraph of Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows:

“A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A, dated May 29, 1998. A copy of Amendment No. 1 to the Rights Agreement has been filed as an Exhibit to a Registration Statement on Form 8-A, dated June 28, 2000. A copy of Amendment No. 2 to the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A, dated October 10, 2003. Copies of the Rights Agreement, Amendment No. 1 and Amendment No. 2 are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, Amendment No. 1 and Amendment No. 2, which are hereby incorporated by reference.”

2. Miscellaneous

(a) Choice of Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

(b) Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(c) Severability. If any term or provision of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment No. 2 shall in no way be affected, impaired or invalidated.

(d) Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment No. 2.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed by the respective authorized officers of the parties hereto, in each case as of the day and year first above written.

CSX CORPORATION

By:	/s/ ELLEN M. FITZSIMMONS

Name:	Ellen M. Fitzsimmons
Title:	Senior Vice President—Law, General Counsel and Corporate Secretary

HARRIS TRUST AND SAVINGS BANK, as Rights Agent

By:	/s/ MARTIN J. MCHALE, JR.

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